SECURED PROMISSORY NOTE

Greenville, South Carolina

$12,492,136.51 USD	July 1, 2016

For value received, Quest Solution, Inc., a Delaware corporation, Bar Code Specialties, Inc., a California corporation, Quest Marketing, Inc., an Oregon corporation, Quest Solution Canada Inc. a Canadian corporation, Quest Exchange Ltd., a Canadian corporation (individually, a “Debtor,” and collectively, “Debtors”) and their subsidiaries and/or affiliates, with principal offices at 860 Conger Street, Eugene, Oregon 97402, jointly and severally hereby promise to pay to the order of ScanSource, Inc., a South Carolina corporation (“ScanSource”), and its subsidiaries and/or affiliates, with principal offices at 6 Logue Court, Greenville, SC 29615, at ScanSource's address, or at such other place as ScanSource may designate, in lawful money of the United States of America and in immediately available funds, the principal amount of Twelve Million Four Hundred Ninety-Two Thousand One Hundred Thirty-Six and 51/100 Dollars ($12,492,136.51) (the “Principal”). Unless sooner paid, all outstanding Principal, outstanding interest, and accrued interest on this Secured Promissory Note (“Note”) shall be due and payable on December 31, 2016 (the “Maturity Date”).

This Note evidences obligations in respect of trade credit extended by ScanSource to Debtors prior to the date hereof. This Note is not a novation.

“ScanSource” as used herein shall include transferees, successors and assigns of ScanSource, and all rights of ScanSource hereunder shall inure to the benefit of its transferees, successors and assigns. All obligations of the Debtors hereunder shall bind Debtors successors and permitted assigns; provided, however, that Debtors may not assign or delegate its obligations under this Note or any other Transaction Documents, as defined in Section 2 herein.

1. Principal and Interest Payments

The Principal amount of the Note shall be repaid in Six (6) consecutive monthly installments of principal and accrued interest with any remaining Principal and accrued interest due and payable on the Maturity Date. The first such installment in the principal amount of a minimum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), plus all accrued interest on the Principal through such payment date, shall be due by July 19, 2016, and each remaining installment of Principal and interest shall be paid monthly and due by the fifteenth (15th) day of each succeeding month, in a minimum principal amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) each, plus all accrued interest on the Principal through such payment date. The remaining Principal balance of this Note and all accrued interest shall be due and payable in full on the Maturity Date. Interest shall be charged at the rate of Twelve percent (12.0%) per annum starting on July 1, 2016; provided, that following the occurrence and during the continuance of an Event of Default (as defined in Section 5 herein), interest on the Principal shall accrue at the Default Rate (as defined in Section 5 herein) and shall be due and payable on demand.

Each payment of Principal, interest or other amounts due under this Note shall be paid to ScanSource, in United States Dollars via wire transfer, to JP Morgan Chase Bank, NA, 270 Park Avenue, New York, New York 10017, Beneficiary: ScanSource, Inc., Routing Number: #########, Account Number: #########, SWIFT Code: ######## so that it is received by ScanSource on the date that is specified for payment under this Note. All payments or prepayments on this Note shall be applied, first, to fees, costs and expenses of ScanSource under this Note and the other agreements executed in connection herewith, second, to the interest accrued on this Note through the date of such payment or prepayment, and then to the outstanding Principal balance hereunder. All payments under this Note shall be made without any set-off, counterclaim or deduction whatsoever, and the Debtors hereby irrevocably waive all rights of set-off, counterclaim and deduction.

This Note may be prepaid in whole or in part any time without premium or penalty, but only together with all interest then accrued under this Note.

2. Representations and Warranties

Each Debtor hereby represents and warrants that: (a) it has the corporate power and authority, and all necessary actions have been taken, for the Debtors to execute and deliver this Note, to borrow and repay the Principal, interest, and other obligations hereunder, and to perform its other obligations hereunder and under the Security Agreement, dated July 1, 2016, by and among the Debtors in favor of ScanSource (as amended or modified from time to time, the “U.S. Security Agreement”), and that certain Movable Hypothec and General Security Agreement, dated July 1, 2016, by and among Debtors in favor of ScanSource (as amended or modified from time to time, the “Canadian Security Agreement” and, together with the U.S. Security Agreement, collectively, the “Security Agreements”), and each of the other documents, instruments, and agreements executed or delivered in connection herewith or therewith (collectively with this Note and the Security Agreements, the “Transaction Documents”); (b) the Debtors’ obligations under this Note and the other Transaction Documents are valid and binding obligations, enforceable against the Debtors in accordance with their terms (subject to applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application); (c) Debtors have good and marketable title to, or a valid leasehold interests in, the properties and assets used by it in the operation of its business or located on its premises, free and clear of all liens and encumbrances; (d) there exists no order, notice, claim, litigation, proceedings or investigation pending or threatened against or affecting Debtors, whether or not covered by insurance, that could reasonably be expected to materially and adversely affect Debtors’ operations, financial condition, property or business; (e) all information furnished to ScanSource or ScanSource’s counsel by or on behalf of the Debtors in connection with the transactions contemplated by this Note does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein or therein not misleading; and (f) each Debtor has had the advice of independent, experienced counsel of such Debtor’s own choosing in connection with the negotiation and execution of this Note and the other Transaction Documents and the transactions contemplated hereby and thereby. The representations and warranties set forth herein shall be cumulative and in addition to any and all other representations and warranties which Debtors shall now or hereafter give, or cause to be given, to ScanSource in any Transaction Documents or otherwise. Each Debtor acknowledges and agrees that this Note and the obligations evidenced hereby (i) represent the absolute, unconditional, legal, valid and binding obligations of such Debtors to ScanSource; (ii) are not subject to any defense, setoff or counterclaim; and (iii) are undisputed and payable by each Debtor to ScanSource on the terms and conditions contained herein and in the other Transaction Documents. To the extent that Debtors or any other entity claiming by, through, or under Debtors, together with their respective successors and assigns (collectively with Debtors, the “Debtor Affiliates”) may have any such defense, setoff or counterclaim or any other recoupments or claims, each Debtor, on behalf of itself and to the extent legally empowered to do so, the other Debtor Affiliates, releases and forever discharges each of ScanSource and its present and former affiliates and subsidiaries, predecessors in interest, present and former officers, agents, directors, attorneys and employees, and the respective heirs, executors, successors and assigns of all of the foregoing, whether past, present or future (collectively with ScanSource, the “ScanSource Affiliates”) of and from any and all manner of action and actions, cause and causes of action, suits, debts, torts, controversies, damages, judgments, executions, recoupments, claims and demands whatsoever, asserted or unasserted, in law or in equity which, against any ScanSource Affiliate, any Debtor Affiliate ever had or now has by reason of any matter, cause, causes or thing whatsoever, including, without limitation, any presently existing claim, recoupment, or defense, whether or not presently suspected, contemplated or anticipated.

3. Co-Debtors.

(a) Each Debtor agrees that it is jointly and severally liable for the Principal, all accrued interest thereon, and all other obligations hereunder or evidenced hereby. ScanSource may bring an action against any Debtor, whether or not an action is brought against the other Debtors.

(b) Each Debtor agrees that any release which may be given by ScanSource to any other Debtor will not release such Debtor from its obligations under this Note or any of the other Transaction Documents.

(c) Each Debtor waives any right to assert against ScanSource any defense, setoff, counterclaim or claim that such Debtor may have against any other Debtor or any other party liable to ScanSource for the obligations of the Debtors under this Note or any of the other Transaction Documents.

(d) Each Debtor agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Debtors and of all circumstances which bear upon the risk of nonpayment.

(e) Each Debtor waives any right it may have to require ScanSource to disclose to such Debtor any information that ScanSource may now or hereafter acquire concerning the financial condition of the other Debtors.

(f) Each Debtor waives all rights to notices of default or nonperformance by any other Debtors under this Note and the other Transaction Documents. Each Debtor further waives all rights to notices of the existence or the creation of new indebtedness by any other Debtors.

(g) Until the Principal, all accrued interest thereon, and all other obligations hereunder or evidenced hereby and by the other Transaction Documents have been paid or otherwise performed in full, each Debtor waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including any claim or right of subrogation under the U.S. Bankruptcy Code or any other Debtors relief laws, those such Debtors may now or hereafter have against any other Debtors with respect to such obligations. Each Debtor waives any right to enforce any remedy which ScanSource now has or may hereafter have against any other Debtors, and waives any benefit of, and any right to participate in, any security now or hereafter held by ScanSource.

4. Covenants

The Debtors hereby covenant and agree that from and after the date of this Note and for so long as any of the obligations under this Note are outstanding:

(a) Indebtedness. Each Debtor will not, and will not permit any of its subsidiaries and/or affiliates to, create, incur, assume or suffer to exist any secured indebtedness, except indebtedness arising hereunder and under the other Transaction Documents without the prior written consent of ScanSource’s Vice President, Worldwide Reseller Financial Services or Senior Vice President, Finance and Principal Accounting Officer (individually, “Authorized Representative”).

(b) Mergers, Acquisitions, Transfers of Assets, Liens, Etc. Each Debtor will not, and will not permit any of its subsidiaries and/or affiliates to merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) any of its assets (in each case, whether now owned or hereafter acquired) or any of the membership interests or other equity of any of their respective subsidiaries (in each case, whether now owned or hereafter acquired) or wind up, liquidate or dissolve (including any declaration of bankruptcy), or create, incur or suffer to exist any liens, security interests or other encumbrances on any of their respective assets (other than in favor of ScanSource), or enter into any other recapitalization, joint venture or business combination, or sell, transfer or acquire any assets without the prior written consent of ScanSource’s Authorized Representative.

“Person” as used herein means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust or other entity, or any government or any agency or political subdivision thereof.

(c) Organizational Documents. Each Debtor will not, and will not permit any of its subsidiaries and/or affiliates to amend, modify or restate, or permit the amendment, modification or restatement of, their respective organizational documents (including, without limitation, their respective certificates or articles of incorporation, by-laws, certificates of formation, and operating agreements) without the prior written consent of ScanSource’s Authorized Representative.

(d) Investments. Each Debtor will not, nor will it permit any subsidiary and/or affiliates to, create, purchase, hold or acquire (including pursuant to any merger with any Person), any common stock, membership interests or other equity securities (including any option, warrant, or other right to acquire any of the foregoing) of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or create or form any subsidiary, in each case other than as previously disclosed to ScanSource in writing without the prior written consent of ScanSource’s Authorized Representative.

(e) Restricted Payments. Each Debtor will not, and will not permit any subsidiary and/or affiliates to declare or make, or agree to pay or make, directly or indirectly, any dividend or distribution (including a distribution of cash or other property) on any class of their respective equity interests, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any class of their respective equity interests, whether now or hereafter outstanding (each, a “Restricted Payment”) without the prior written consent of ScanSource’s Authorized Representative.

(f) Affiliate Transactions. Each Debtor will not, and will not permit any subsidiary and/or affiliates to, make any payment to any shareholder, member, officer, director, manager or other affiliate, or enter into or amend any agreement, contract, commitment, arrangement, transaction or series of transactions that directly or indirectly benefits any shareholder, member, officer, director, manager or other affiliate without the prior written consent of ScanSource’s Authorized Representative.

(g) Compliance with Laws. Each Debtor shall, and shall cause its subsidiaries and affiliates to, comply, in all material respects, with all laws, statutes, rules, regulations, judgments, or orders which are applicable their respective business.

(h) Corporate Existence. Each Debtor and its subsidiaries and/or affiliates individually shall ensure, maintain, and preserve its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction and to maintain, in force all licenses, approvals and agreements.

(i) Notice of Events of Default. Each Debtor shall immediately provide written notice to ScanSource’s Authorized Representative of the occurrence of any Event of Default, or any event or condition which, with the passage of time or giving of notice or both, would constitute an Event of Default.

(j) Reporting. Debtors shall cause to be prepared and delivered the following to the ScanSource:

a.	Annual Monthly Budgeted Financial Statements

Debtors shall deliver to ScanSource, within sixty (60) days after the end of each fiscal year, management prepared budgeted financial statements with respect to Quest Solution, Inc. and its subsidiaries and/or affiliates reflecting their consolidated projected monthly operations for the current fiscal year, which shall include, without limitation, a balance sheet, profit and loss statement, and a statement of cash flow, with supporting schedules, all prepared on a consolidated and consolidating basis, in reasonable detail, and in conformity with Generally Accepted Accounting Principles (“GAAP”) .

b.	Annual Financial Statements

Debtors shall deliver to ScanSource, within one hundred twenty (120) days after the end of each fiscal year, Certified Public Accountant prepared and audited financial statements reflecting its operations during such fiscal year, which shall include, without limitation, a balance sheet, profit and loss statement, and a statement of cash flow, with supporting schedules and management notes, all prepared on a consolidated and consolidating basis, in reasonable detail, and in conformity with GAAP and certified to its correctness by the Debtors’ principal financial officer.

c.	Quarterly Financial Statements.

Debtors shall deliver to ScanSource, within forty-five (45) days after the end of each fiscal quarter, management prepared and reviewed financial statements reflecting its operations during such fiscal quarter, which shall include, without limitation, a balance sheet, profit and loss statement, and a statement of cash flow, with supporting schedules, all prepared on a consolidated and consolidating basis, in reasonable detail, and in conformity with GAAP and certified to its correctness by the Debtors’ principal financial officer.

d.	Monthly Financial Statements

Debtors shall deliver to ScanSource, within thirty (30) days after the end of each fiscal month, management prepared and unaudited financial statements reflecting its operations during such fiscal month, which shall include, without limitation, a balance sheet, profit and loss statement, and a statement of cash flow, with supporting schedules, all prepared on a consolidated and consolidating basis, in reasonable detail, and in conformity with GAAP and certified to its correctness by the Debtors’ principal financial officer.

e.	Rolling Twelve (12) Month Forecast

Debtors shall deliver to ScanSource, on the first business day of each month, management prepared rolling twelve (12) month financial forecast with respect to Quest Solution, Inc. and its subsidiaries and/or affiliates reflecting their projected monthly operations for the upcoming twelve (12) month period, which shall include, without limitation, a balance sheet, profit and loss statement, and a statement of cash flow, with supporting schedules, all prepared on a consolidated and consolidating basis, in reasonable detail, and in conformity with GAAP.

f.	Rolling Six (6) Week Cash Receipts and Disbursement Schedule

Debtors shall deliver via email to cleveland.mcbeth@scansource.com and gerry.lyons@scansource.com to ScanSource by 2:00PM United States (“US”) Eastern Standard Time on Monday of each week management prepared cash receipts and disbursement projections for the forthcoming six (6) weeks.

g.	Weekly Working Capital Reports

Debtors shall deliver via email to cleveland.mcbeth@scansource.com and gerry.lyons@scansource.com to ScanSource by 2:00PM US Eastern Standard Time on Monday of each week management prepared consolidating summaries of its (i) accounts receivable, (ii) accounts payable, and (iii) inventory detail, certified to its correctness by the Debtors’ principal financial officer.

In addition, Debtors shall, at ScanSource’s request, promptly provide ScanSource with such records, reports and other information that ScanSource may reasonably request from time to time.

5. Events of Default and Remedies

The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder and under each of the other Transaction Documents: (i) any Debtor shall fail to pay when due any amount payable under this Note or otherwise fail to perform or breach a covenant contained in this Note or in any other Transaction Documents or there shall have otherwise occurred an Event of Default under any other Transaction Documents; (ii) any statement, representation, or warranty made by or on behalf of any Debtor or any guarantor of any such Debtor’s obligations hereunder, or other Person directly or indirectly liable for the repayment of this Note or who shall have executed and delivered a Security Agreement or any other Transaction Documents (collectively, an “Obligor”) in connection with this Note proves to have been untrue, incorrect, misleading or incomplete in any material respect as of the date made; (iii) any Debtor or any Obligor is in default under any other Transaction Documents; (iv) any Debtor shall fail to pay when due any other indebtedness for borrowed money owed by it to any other Person and such default shall continue beyond any applicable grace period; (v) any Debtor or any Obligor becomes insolvent or makes an assignment for the benefit of creditors, or an action is brought by any Debtor or any Obligor seeking such Person’s dissolution or liquidation of such Person’s assets or seeking the appointment of a trustee, interim trustee, receiver or other custodian for any of such Person’s property, or any Debtor or any Obligor commences a voluntary case under the United States Bankruptcy Code, or a reorganization or arrangement proceeding is instituted by any Debtor or any Obligor for the settlement, readjustment, composition or extension of any of such Person’s debts upon any terms, or an action or petition is otherwise brought by any Debtor or any Obligor seeking similar relief or alleging that such Person is insolvent or unable to pay such Person’s debts as they mature; (vi) an action is brought against any Debtor or any Obligor seeking such Person’s dissolution or liquidation of any of such Person’s assets or seeking the appointment of a trustee, interim trustee, receiver or other custodian for any of such Person’s property, and such action is consented to or acquiesced in by any Debtor or such Obligor or is not dismissed within sixty (60) days of the date upon which it was instituted, or a proceeding under the United States Bankruptcy Code is instituted against any Debtor or any Obligor and an order for relief is entered in such proceeding or such proceeding is consented to or acquiesced in by any Debtor or such Obligor or is not dismissed within sixty (60) days of the date upon which it was instituted, or a reorganization or arrangement proceeding is instituted against any Debtor or any Obligor for the settlement, readjustment, composition or extension of any of such Person’s debts upon any terms and such proceeding is consented to or acquiesced in by any Debtor or any Obligor or is not dismissed within sixty (60) days of the date upon which it was instituted, or an action or petition is otherwise brought against any Debtor or any Obligor seeking similar relief or alleging that such Person is insolvent, unable to pay its debts as they mature or generally not paying its debts as they become due and such action or petition is consented to or acquiesced in by any Debtor or such Obligor or is not dismissed within sixty (60) days of the date upon which it was brought; (vii) any material adverse change occurs in any Debtor’s or any Obligor’s financial condition or means or ability to pay this Note; (viii) the occurrence of any other event as a result of which ScanSource in good faith believes that the prospect of payment of this Note is impaired; or (ix) the occurrence of any of the following events: (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 50% of the ordinary voting power for the election of directors of Quest Solution, Inc. (determined on a fully diluted basis); or (B) Quest Solution, Inc. shall cease to own and control, directly or indirectly, 100% of the outstanding equity interests of each of the other Debtors; or (C) any Debtor shall sell, assign, or otherwise transfer all or substantially all of its assets in any transaction or series of related transactions.

Upon the occurrence of an Event of Default, ScanSource: (a) shall have all of the rights and remedies provided herein and in the other Transaction Documents and under applicable law; and (b) may at its option, without demand or notice of any kind, may declare this Note immediately due and payable, whereupon all outstanding principal and accrued interest shall become immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in clause (v) or (vi) above, this Note, without demand, notice or declaration by ScanSource of any kind, shall automatically and immediately become due and payable. The Debtors acknowledge that there is no grace or cure period whatsoever with respect to any payment due hereunder or other Event of Default, except as expressly provided above in this Note.

In the event of the occurrence of an Event of Default hereunder or under any other Transaction Documents, the unpaid principal balance of this Note shall bear interest on each day until paid at the rate of the lower of eighteen percent (18%) per annum or the maximum rate permitted by law (the “Default Rate”), effective retroactive to July 1, 2016, and accruing at such rate even after entry of final judgment for payment of same. Moreover, Debtors shall, jointly and severally, pay all fees, costs and expenses (including, without limitation, ScanSource's reasonable attorneys’ fees and expenses) incurred in connection with the enforcement or collection of this Note.

Upon the occurrence of an Event of Default hereunder or whenever ScanSource in good faith believes that the prospect of payment of this Note is impaired, ScanSource, without notice or demand of any kind, may hold and set off, against any or all outstanding principal or interest owing under this Note as ScanSource may elect, any amount owed to Debtors by ScanSource.

6. No Usury

In no event shall the amount or rate of interest due and payable under this Note exceed the maximum amount or rate of interest allowed by applicable law and, in the event any such excess payment is made by Debtors or received by ScanSource, such excess sum shall be credited as a payment of Principal (or if no principal shall remain outstanding, shall be refunded to the Debtors). It is the express intent of the parties that Debtors not pay and ScanSource not receive, directly or indirectly or in any manner, interest in excess of that which may be lawfully paid under applicable law. All interest (including all charges, fees or other amounts deemed to be interest) which is paid or charged under this Note shall, to the maximum extent permitted by applicable law, be amortized, allocated and spread on a pro rata basis throughout the actual term of this Note and any extension or renewal hereof.

7. Miscellaneous

Time is of the essence of this Note. ScanSource shall not be deemed to waive any of its rights under this Note unless such waiver is in writing and signed by Authorized Representative of ScanSource. No delay or omission by ScanSource in exercising any of its rights under this Note shall operate as a waiver of such rights and a waiver in writing on one occasion shall not be construed as a consent to or a waiver of any right or remedy on any future occasion.

This Note shall be payable without right of setoff, any defense of want or failure of consideration, nonperformance of any condition precedent, nondelivery or delivery for a special purpose or any other defense of any nature whatsoever, each of which is waived by the Debtors.

This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of law principles that would apply the laws of a jurisdiction other than the State of New York to this Note. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

8. Guarantees and Security with respect to this Note

This Note and each Debtor’s indebtedness and other obligations hereunder are: (i) guaranteed by each of the other Debtors pursuant a Cross Guaranty Agreement, executed by Debtors in favor of ScanSource (as amended or modified from time to time, the “Guaranty”), and entitled to the benefit of the Guaranty; and (ii) secured by all or substantially all of the assets of the Debtors and, pursuant to the Security Agreements, and entitled to the benefit of the Security Agreements.

9. Waivers

Demand, presentment, notice, notice of demand, notice for payment, protest and notice of dishonor are hereby waived by each and every maker, guarantor, surety and other Person or entity primarily or secondarily liable on this Note. Additionally, each Debtor, without affecting its liability hereunder, consents to and waives the withdrawal or extension of credit or time to pay, the release of the whole or any part of the obligations of the Debtors under or in connection with this Note, renewal, indulgence, settlement, compromise or failure to exercise due diligence in collection, the acceptance or release of security, extension of the time to pay or perform for any period or periods whether or not longer than the original period, or any surrender, substitution or release of any other Person directly or indirectly liable for payment or performance of any of the obligations arising under or in connection with this Note or any collateral security for the obligations hereunder.

10. Notices and Communications

All notices, requests, demands, consents, instructions or other communications required or permitted hereunder or any of the other Transaction Documents shall be in writing mailed or delivered to each party as follows: (i) if to ScanSource, at ScanSource’s address set forth in the first paragraph hereof or at such other address as ScanSource shall have furnished the Debtors in writing, or (ii) if to any Debtor, at such Debtor’s address set forth on the signature page below. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being deposited with an overnight courier service of recognized standing, or (iv) four days after being deposited in the U.S. mail, first class with postage prepaid.

11. Waiver of Trial by Jury and Jurisdiction

The Debtors hereby waives, to the fullest extent permitted by applicable law, any right Debtors may have under any applicable law to a trial by jury with respect to any suit or legal action which may be commenced by or against ScanSource concerning the interpretation, construction, validity, enforcement or performance of this Note or any other agreement or instrument executed in connection herewith.

THE DEBTORS IRREVOCABLY CONSENT THAT ANY LEGAL ACTION OR PROCEEDING AGAINST THEM, ARISING OUT OF, OR IN ANY MANNER RELATING TO THIS NOTE MAY BE BROUGHT IN ANY COURT OF THE STATE OF NEW YORK OR ANY UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK. EACH DEBTOR, BY THEIR EXECUTION AND DELIVERY OF THIS NOTE, EXPRESSLY AND IRREVOCABLY CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING. THE DEBTORS FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING TO SUCH ACTION OR PROCEEDING BY DELIVERY THEREOF TO IT BY HAND OR BY MAIL AT ITS ADDRESS BELOW. THE DEBTORS HEREBY EXPRESSLY AND IRREVOCABLY WAIVE ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. NO DEBTOR SHALL BE ENTITLED IN ANY SUCH ACTION OR PROCEEDING TO ASSERT ANY DEFENSE GIVEN OR ALLOWED UNDER THE LAWS OF ANY STATE OTHER THAN THE STATE OF NEW YORK, UNLESS SUCH DEFENSE IS ALSO GIVEN OR ALLOWED BY THE LAWS OF THE STATE OF NEW YORK. NOTHING IN THIS PARAGRAPH SHALL AFFECT OR IMPAIR IN ANY MANNER OR TO ANY EXTENT THE RIGHT OF SCANSOURCE TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY DEBTOR IN ANY JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

[Signature Page Follows]

IN WITNESS WHEREOF, this Secured Promissory Note has been executed by the undersigned as of the day and year first above written.

Debtors:

Quest Solution, Inc.		Quest Exchange Ltd.

By:	/s/ Gilles Normand Gaudreault	By:	/s/ Gilles Normand Gaudreault
Name:	Gilles Normand Gaudreault	Name:	Gilles Normand Gaudreault
	Chief Executive Officer		Chief Executive Officer

Address:	860 Conger Street	Address:	860 Conger Street
	Eugene, OR 97402		Eugene, OR 97402

Quest Marketing, Inc.		Quest Solution Canada Inc.

By:	/s/ Gilles Normand Gaudreault	By:	/s/ Gilles Normand Gaudreault
Name:	Gilles Normand Gaudreault	Name:	Gilles Normand Gaudreault
	Chief Executive Officer		Chief Executive Officer

Address:	860 Conger Street	Address:	860 Conger Street
	Eugene, OR 97402		Eugene, OR 97402

Bar Code Specialties, Inc.

By:	/s/ Gilles Normand Gaudreault
Name:	Gilles Normand Gaudreault
Chief Executive Officer

Address:	860 Conger Street
Eugene, OR 97402

Attest/Witness Signature:	/s/ Danis Kurdi
Printed Name:	Danis Kurdi
Date:	July 1, 2016